Exhibit 99.1

Bank of South Carolina Corporation Announces Annual and Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 10, 2019 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced unaudited earnings of $6,922,934 or $1.26 and $1.24 basic and diluted per share, respectively, for the year ended December 31, 2018 – an increase of 41.23% from earnings for the year ended December 31, 2017 of $4,901,825 or $0.90 and $0.88 basic and diluted per share, respectively. Earnings for the three months ended December 31, 2018 increased $957,495 or 112.82% to $1,806,194 compared to $848,699 for the three months ended December 31, 2017. Earnings per share have been restated to reflect the 10% stock dividend granted during the year ended December 31, 2018. Returns on average assets and average equity for the year ended December 31, 2018 were 1.61% and 15.85%, respectively, compared with 2017 returns on average assets and average equity of 1.15% and 11.37%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We were pleased to end 2018 with record earnings for the quarter and the year. More so, we are excited about 2019 with the planned opening of our North Charleston office and the continued emphasis on growing our young bankers. We begin the new year as we ended the last – building the bank one account at a time, and all the while providing exemplary service, responsiveness, and attention to detail. For almost 32 years, the result has been long term and often generational relationships. Let's stay the course."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. A fifth office at 9403 Highway 78 in North Charleston is under construction and anticipated to open in the second half of 2019. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) December 31,	(Audited) December 31,
	2018	2017

Shares Outstanding
BKSC Common Stock	5,510,917	5,488,207

Book Value Per Share	$ 8.25	$ 7.79
Total Assets	$ 429,135,198	$ 446,566,498

Three Months Ending

Net Income	$ 1,806,194	$ 848,699

Basic Earnings Per Share	$ 0.33	$ 0.15
Diluted Earnings Per Share	$ 0.32	$ 0.15

Weighted Average Shares
Outstanding Basic	5,510,917	5,484,125

Weighted Average Shares
Outstanding Diluted	5,600,983	5,583,892

Twelve Months Ending

Net Income	$ 6,922,934	$ 4,901,825
Basic Earnings Per Share	$ 1.26	$ 0.90
Diluted Earnings Per Share	$ 1.24	$ 0.88

Weighted Average Shares
Outstanding Basic	5,500,027	5,471,001

Weighted Average Shares
Outstanding Diluted	5,589,012	5,568,493

CONTACT: Eugene H. Walpole, IV, (843) 724-1500